Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, CT 06880
(203) 226-7866

April 29, 1997

Board of Directors
United Life & Annuity
   Insurance Company
III United Plaza
8545 United Plaza Boulevard
Baton Rouge, LA 70809

RE:  Opinion of Counsel - United Companies Separate Account One

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-4 for the Individual and Group Fixed and Variable Deferred Annuity Contracts and Certificates (collectively, the "Contracts") to be issued by United Life & Annuity Insurance Company and its separate account, United Companies Separate Account One.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. United Companies Separate Account One is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

     2. Upon the acceptance of purchase payments made by an Owner or Certificate Holder pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner or Certificate Holder will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

We consent to the references to our Firm under the caption "Legal Opinions" contained in the Statement of Additional
Information which forms a part of the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By: /S/ LYNN KORMAN STONE
    _____________________________________
   Lynn Korman Stone